Exhibit 3.2

STANDARD TERM SHEET

Overnight Marketed Public Offering of Common Shares

March 26, 2020

The Company (as defined herein) has filed a registration statement on Form F-10 (including a prospectus) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov

A corresponding pre-effective amendment to the registration statement on Form F-10 (SEC No. 333-237381) with the SEC and an amended and restated preliminary short form prospectus containing important information relating to the securities described in this document have yet to be filed with the securities regulatory authorities in each of the provinces of Canada, except Québec.

A copy of the preliminary short form prospectus is required to be delivered to any investor that received this document and expressed an interest in acquiring the securities. The Underwriters participating in the offering will arrange to send you the prospectus if you request it by contacting: Cantor Fitzgerald Canada Corporation, attention: Equity Capital Markets, 181 University Avenue, Suite 1500, Toronto, ON, M5H 3M7, email: ecmcanada@cantor.com or Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 499 Park Avenue, 6th Floor, New York, New York, 10022 or by email at prospectus@cantor.com

The preliminary prospectus is still subject to completion. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final prospectus has been issued. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Issuer:	Denison Mines Corp. (the “Company”)
Issued Securities:	Treasury offering of 25,000,000 common shares of the Company (the “Offered Shares” and the offering of such Offered Shares, the “Offering”).
Size of Issue:	US$5,000,000 (US$5,750,000 if the Underwriter’s Option is exercised in full)
Issue Price:	US$0.20 per Offered Share (the “Issue Price”)
Over-Allotment Option:	The Underwriters will have an option (the “Underwriters’ Option”), exercisable in whole or in part at any time up to 30 days following the Closing Date (as defined below), to purchase up to an additional 15% of the Offered Shares at the Issue Price on the same terms and conditions as set forth herein.
Underwriters:	Cantor Fitzgerald Canada Corporation, as sole book-runner, and Haywood Securities Inc. will act as co-lead underwriters and will lead a syndicate of underwriters in connection with the Offering (collectively, the “Underwriters”).
Form of Underwriting:	Overnight marketed public offering by way of a short form prospectus in Canada and related Form F-10 registration statement in the United States, subject to a mutually acceptable underwriting agreement (the "Underwriting Agreement").
Underwriters’ Fees:	The Company shall pay the Underwriters a commission equal to 6% of the gross proceeds of the Offering.

Use of Proceeds:	Proceeds of the Offering, together with existing working capital, are anticipated to be used to fund Denison’s business activities planned for the remainder of 2020 and into 2021 and for general working capital purposes.
Listing:	Application will be made to list the Offered Shares on the TSX and on the NYSE American. The existing common shares of the Company are listed on the TSX under the symbol “DML” and the NYSE American under the symbol “DNN”. Listing will be subject to the Company fulfilling all of the listing requirements of the TSX and NYSE American.
Eligibility for Investment:	Eligible under the usual Canadian statutes as well as for RRSPs, RESPs, RRIFs, TFSAs and DPSPs.
Closing Date:	On or about April 9, 2020 or such other date as the Company and the Underwriters mutually agree (the “Closing Date”).